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Rise Gold Announces Special Meeting

August 7, 2020 – Grass Valley, California – Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the “Corporation”) announces that a special meeting (the “Meeting”) of holders of shares of common stock of the Corporation (“Shareholders”) will be held at 10:00 a.m. PST on September 18, 2020 at the Corporation’s Vancouver office.

At the Meeting, Shareholders will be asked to pass an ordinary resolution to approve an increase of the Corporation’s authorized capital, from 40,000,000 shares of common stock with a par value of US$0.001 per share to 400,000,000 shares of common stock with a par value of US$0.001 per share, the same authorized capital as existed prior to the recently conducted reverse share split.  The increase in authorized capital is necessary in order for the Corporation to, among other things, continue to raise capital in order to execute its business plan and finance its activities.

Under the Nevada Revised Statutes, pursuant to which the Corporation was incorporated, the vote will require approval of “a majority of the voting power,” being over 50% of the Corporation’s issued and outstanding shares.

The Corporation plans to mail proxy materials to Shareholders on August 28, 2020, which will contain additional details on the Meeting, including how Shareholders can submit their vote.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Corporation’s principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine produced 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on www.sedar.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

333 Crown Point Circle, Suite 215

Grass Valley, CA, USA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Corporation believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, the impact of the COVID-19 virus and amendments to reporting and other applicable requirements as a result thereof, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.